Exhibit 99.1

First Investors Reports Strong Growth in Third Quarter Operating Results

          HOUSTON, March 9 /PRNewswire-FirstCall/ -- First Investors Financial Services Group, Inc. (OTC Bulletin Board: FIFS) has reported adjusted net income of $905,216 or $0.19 per share for the three months ended January 31, 2006 and $2,649,863 or $0.57 per share for the nine months ended January 31, 2006.  This compares to adjusted net income, of $275,354 or $0.06 per share and net income of $729,351 or $0.15 per share reported for the three and nine months ended January 31, 2005, respectively.  The adjustments to net income for the three and nine months ended January 31, 2006, include non-recurring legal fees and settlement costs totaling $693,856 and $797,782, respectively, and realized losses on interest rate derivative positions totaling $195,121 and $174,746, respectively.  The adjustments to net income for the three and nine months ended January 31, 2005, include an unrealized gain of $5,562 and an unrealized loss of $232,192 on interest rate hedging positions, respectively.  Net income including these items was $318,491 or $0.07 per share and $2,007,995 or $0.45 per share for the three and nine months ended January 31, 2006.  This compares to net income of $278,886 or $0.06 per share and $581,909 or $0.12 per share reported for the three and nine months ended January 31, 2005, respectively.

          During the three and nine months ended January 31, 2006, the Company benefited from higher net interest income and a lower provision for loan losses, which was partially offset by an increase in operating expenses related to growth in the Company’s new loan origination volume.

          Net interest income increased 21.7% during the three months ended January 31, 2006 due to a 48.1% increase in the average portfolio of receivables held for investment, which offset a 0.4% reduction in effective yield, due to an increase in receivables originated directly to consumers which typically carry lower interest rates. Net interest income for the nine months ended January 31, 2006 increased 17.7% as the average receivables outstanding increased 40.9% which offset a 0.5% decline in effective yields which was also related to growth in the direct loan program. Total operating expenses, excluding legal costs associated with the settlement of a lawsuit, increased 16.8% and 8.9% in the three and nine month periods as a result of the increase in loan origination volume. Total operating costs as a percentage of the managed portfolio, exclusive of legal costs, were 4.5% and 4.3% for the three and nine months ended January 31, 2006, respectively, compared to 4.0% and 3.9% for the three and nine months ended January 31, 2005, respectively.

          As of January 31, 2006, the portfolio of receivables held for investment, net was $343.6 million, a 38.0% increase over the balance as of April 30, 2005.  For the nine months ended January 31, 2006, the Company reported new origination volume of $193.2 million, which represents an increase of 89.6% over the $101.9 million originated during the nine months ended January 31, 2005.  The delinquency rate by dollars of delinquent accounts decreased from 2.0% at January 31, 2005 to 0.4% at January 31, 2006, while the annualized net charge-off rate declined from 4.5% for the nine months ended January 31, 2005 to 2.5% for the nine months ended January 31, 2006.

          Tommy A. Moore, Jr., President and CEO, stated, “We are very pleased with our adjusted operating results for the third quarter and year to date periods. The growth in new loan originations, particularly in our direct lending segment, continues to be strong and we are on pace to have the largest origination year in the history of the Company. Not only are our originations on a record pace, our 30+ day delinquency rate of 0.4% at January 31, 2006, was the lowest level in the 17 year history of the Company.  Our net loss rates have also declined significantly during fiscal year 2006 as overall defaults have come down and we are seeing solid improvements in our recovery rates.  Unfortunately, the impact of a lawsuit involving our direct lending subsidiary negatively impacted the accounting results for the period.  During the third quarter, the Company incurred legal expenses of $214 thousand and accrued legal expenses of $30 thousand and settlement costs of $450 thousand in connection with its defense and settlement of a class action lawsuit filed against a wholly-owned subsidiary alleging violations of the Fair Credit Reporting Act.  This was in addition to legal expenses of $104 thousand relating to the lawsuit incurred during the first and second quarters which negatively impacted the year-to-date results.  Our decision to settle the lawsuit was prompted by a trial court ruling granting the plaintiff’s motion for summary judgment on January 20, 2006.  We and our legal counsel believe that the court’s ruling is contrary to the law and the facts in the case, and that an appeal would be successful.  However, we concluded that settlement is preferable to continuing to incur the costs and management distraction associated with the appeal and defense of the lawsuit.  The settlement is subject to approval of the court, which is anticipated on March 15, 2006.”

          First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles.  The Company is headquartered in Houston, Texas and operates in 28 states.

          The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve a number of risks and uncertainties.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

First Investors Financial Services Group, Inc.
Condensed Consolidated Statements of Operations and Selected Data
(Unaudited)
Dollars in thousands, except per share data

	For the Three Months Ended January 31		For the Nine Months Ended January 31

	2006	2005	2006	2005

Interest Income	$10,332	$7,220	$28,744	$21,174
Interest Expense	3,938	1,964	10,374	5,570
Net Interest Income	6,394	5,256	18,370	15,604
Provision for Credit Losses	1,822	2,575	5,538	7,459
Income after Provision for Credit Losses	4,572	2,681	12,832	8,145
Servicing revenue	432	821	1,506	2,696
Other finance charges and fees	697	700	1,803	1,934
Insurance products	226	237	780	569
Income from investment	96	157	333	527
Other interest income	336	118	869	283
Other income	183	211	569	542
Realized/unrealized gain/(loss) on interest rate derivative positions	(195)	5	(175)	(232)
Total other income	1,775	2,249	5,685	6,319
Total operating expenses	5,938	4,491	15,447	13,548
Income before Provision for Income Taxes	409	439	3,070	916
Provision for income taxes	91	160	1,062	334
Net Income	$318	$279	$2,008	$582
Basic Net Income Per Common Share	$0.07	$0.06	$0.45	$0.12
Diluted Net Income Per Common Share	$0.07	$0.06	$0.44	$0.12
Other Operating Data
Average Principal Balance of Receivables Held for Investment	$301,737	$222,886	$329,993	$214,121
Total Managed Receivables	460,125	448,125
Originations Volume	47,154	36,624	193,207	101,911
Effective Yield on Receivables Held for Investment	12.5%	13.0%	12.7%	13.2%
Average Cost of Debt	4.6%	3.5%	4.5%	3.5%
Weighted Average Number of Basic Shares Outstanding (in thousands)	4,452	4,747	4,434	4,916
Weighted Average Number of Diluted Shares Outstanding (in thousands)	4,741	4,819	4,614	5,013

Financial Position	January 31 2006	April 30 2005

Cash and Short-Term Investments	$4,173	$2,414
Restricted Cash	$66,743	$19,097
Receivables Held for Investment, net	343,622	248,977
Receivables Acquired for Investment, net	295	641
Assets Held for Sale	1,127	943
Total Assets	429,090	283,510
Total Debt	394,853	254,613
Total Other Liabilities	6,553	3,405
Total Liabilities	401,406	258,018
Total Shareholders’ Equity	27,683	25,492
Shareholders’ Equity per Common Share	6.22	5.78

Credit Quality Data	As of or For the Nine Months Ended January 31 2006	As of or For the Nine Months Ended January 31 2005

Receivables Held for Investment:
30 + days past due
Number of Loans	0.8%	3.1%
$ Amount	0.4%	2.0%
Net Charge-offs as a % of average receivables	2.5%	4.5%
Net Charge-offs for the period ending	$5,559	$7,246

SOURCE  First Investors Financial Services Group, Inc.
          -0-                                                03/09/2006
          /CONTACT:  Bennie H. Duck of First Investors Financial Services Group, Inc., +1-713-977-2600/
          (FIFS)